EXHIBIT 99.1

PNM Resources Names New Director
 Board Declares Quarterly Common Stock Dividend

(ALBUQUERQUE, N.M.) - The Board of Directors of PNM Resources (NYSE: PNM) today elected El Paso businessman Woody L. Hunt as its newest member.

Hunt, an active leader in business and volunteerism in El Paso, is finishing a six-year term on the University of Texas System Board of Regents. He was appointed to the board of regents by then-Gov. George W. Bush in February 1999. Hunt is chief executive officer of Hunt Building Company, Ltd., a privately owned development, construction and property management company based in El Paso. He has also served on the state boards of directors of JP Morgan Chase Bank of Texas in Houston and JP Morgan Chase-El Paso.

Named El Pasoan of the Year in 1999 by El Paso Inc., Hunt has been recognized for his civic and business activities by numerous organizations and clubs, including the University of Texas at El Paso, Junior Achievement of the Desert Southwest and the City of El Paso. He was the El Paso County Historical Society's honoree in 2000.

"Woody Hunt is a great addition to our board, bringing the perspective of an entrepreneur combined with the business acumen that spans public service and private industry," said Jeff Sterba, chairman, president and CEO.

Hunt joins the board of directors effective today and is the tenth member.

Common Stock Dividend
In other action today, the PNM Resources board declared the regular quarterly dividend on common stock of $0.20 per share. The indicated annual rate of $0.80 per share is unchanged from the previous quarter. The dividend is payable Nov. 18, 2005, to shareholders of record as of Nov. 1, 2005.

Background: PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 733,000 homes and businesses in New Mexico and Texas and natural gas to 470,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West.  For more information, visit PNMResources.com.

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